Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-148906
and Registration No. 333-153311
PROSPECTUS SUPPLEMENT
November 14, 2008
(To prospectus dated September 12, 2008)

Zynex, Inc.

2,273,006 shares of
common stock

This prospectus supplement supplements the prospectus dated September 12, 2008, relating to the resale by selling stockholders of 2,273,006 shares of common stock of Zynex Inc. (“we” or “our”) issuable upon exercise of outstanding warrants.  This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2008, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Press Release

On November 14, 2008, we issued the attached Press Release.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus supplement is dated November 14, 2008

PRESS RELEASE

Zynex Announces 10-Q Extension

November 14, 2008.  Zynex, Inc. (OTCBB: ZYXI), a provider of pain management systems and electrotherapy products for medical patients with functional disability, announced today that it is extending the deadline for filing its Form 10-Q Report for the third quarter of 2008 until November 19, 2008.  The primary reason is to determine the accounting treatment for, and effects of, an Anthem BlueCross BlueShield (“Anthem”) claim and to reflect such accounting in Zynex’s financial statements.  Zynex believes that it is close to a settlement with Anthem.

As previously announced, Anthem had requested a refund for payments made by Anthem for certain medical devices rented or sold to insureds of Anthem by Zynex.  Anthem also indicated that it would not pay outstanding amounts with respect to the devices.  Zynex disputed the claim and appealed it to a higher authority at Anthem.  Zynex is endeavoring to complete discussions with Anthem regarding the claim.

Zynex continues to have an agreement with Anthem making Zynex part of the Anthem network.  Zynex also continues to provide its products to Anthem insureds, including products which may be used to treat insureds with the same medical conditions as those using devices subject to the claim.

Zynex has a line of credit with Marquette Healthcare Finance.  Marquette has indicated it will take no actions at this time and will approve of a current proposal under discussion with Anthem.

About Zynex, Inc.

Zynex (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex’s product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company’s mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

Safe Harbor Statement

Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain external capital in order to grow our business, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, our dependence on third party manufacturers to produce our goods on time and to our specifications, the acceptance of our products by hospitals and clinicians, implementation of our sales strategy including a strong direct sales force and other risks described in our 10-KSB Report for the year ended December 31, 2007.

Contact:
Zynex, Inc.
Thomas Sandgaard, CEO, 303-703-4906
www.zynexmed.com